                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

 Filed by the Registrant /X/
 Filed by a Party other than the Registrant / /

 Check the appropriate box:
 / /  Preliminary Proxy Statement
 / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
 /X/  Definitive Proxy Statement
 / /  Definitive Additional Materials
 / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-
      12

                              COYOTE SPORTS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              COYOTE SPORTS, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     --------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
     --------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):

     --------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
     --------------------------------------------------------------------------
     (5) Total fee paid:
     --------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     ---------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
     ---------------------------------------------------------------------------
     (3) Filing Party:
     ---------------------------------------------------------------------------
     (4) Date Filed:
      --------------------------------------------------------------------------
Notes:

                              Coyote Sports, Inc.
                              2291 Arapahoe Avenue
                               Boulder, CO 80302



                                                                   April 9, 1999

To Our Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of Coyote Sports, Inc. to be held at the law offices of Chrisman Bynum & Johnson, 1900 Fifteenth Street, Boulder, Colorado, on May 15, 1999, at 10:00 A.M. Registration will begin at 9:00 A.M. You must present an admission ticket enclosed in this Proxy Statement.

     I believe that the annual meeting provides an excellent opportunity for stockholders to become better acquainted with Coyote Sports, Inc., its directors and its officers. I hope that you will be able to attend.

     Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation.

                 Sincerely,



                 /s/ Mel S. Stonebraker
                 Mel S. Stonebraker

                 CHAIRMAN OF THE BOARD
                 AND SECRETARY

--------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 15, 1999

--------------------------------------------------------------------------------

To the Stockholders of Coyote Sports, Inc.

     The annual meeting of stockholders of Coyote Sports, Inc., a Nevada corporation, will be held on May 15, 1999, at 10:00 A.M., Mountain Standard Time, at the law offices of Chrisman Bynum & Johnson, 1900 Fifteenth Street, Boulder, Colorado, for the following purposes:

 1.  To elect a Board of Directors for the ensuing year.

 2.  To transact such other business as may properly come before the meeting.

     All stockholders are invited to attend the meeting. Stockholders of record at the close of business on April 5, 1999, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present an admission ticket enclosed in this Proxy Statement.

                                         By Order of the Board of Directors


                                         /s/ Mel S. Stonebraker

                                         Mel S. Stonebraker
                                         SECRETARY


Boulder, Colorado
April 9, 1999

     Whether or not you intend to be present at the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope.

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Coyote Sports, Inc. ("Coyote" or the "Company") for use at the annual meeting of stockholders to be held on May 15, 1999, and at any adjournment thereof (the "Annual Meeting"). The Company expects to mail this proxy statement and the enclosed proxy to stockholders on or about April 9, 1999.

     The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. The Company has retained Investor Relations Services, Inc. of New Smyrna Beach, Florida to assist in the solicitation of proxies from nominees and brokers. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to the beneficial owners of shares held in their names.

     All valid proxies properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in the proxy. Where no instructions are given, shares will be voted FOR the election of each of the named nominees for director.

     The presence in person or by proxy of the holders of a majority of the outstanding common stock is necessary to constitute a quorum for each matter to be voted upon at the Annual Meeting. In deciding all questions, each holder of common stock is entitled to one vote per share held in his or her name on the record date. Abstentions and broker non-votes will not be included in vote totals and, as such, will have no effect on any proposal.

     A stockholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to Micheal W. Sutton, General Counsel of Coyote Sports, Inc., either an instrument of revocation or an executed proxy bearing a later date.

                               VOTING SECURITIES

     Holders of record of common stock of Coyote Sports, Inc. ("Common Stock") at the close of business on April 5, 1999, will be entitled to vote at the Annual Meeting. On that date, 5,777,692 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting.

                             ELECTION OF DIRECTORS

     A Board of five directors will be elected at the Annual Meeting. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. However, as discussed below in "Related Party Transactions," if a proposed merger is approved by the stockholders in a subsequent Special Meeting of Stockholders of the Company, the Board will be reconstituted and will be comprised of eight directors as part of the proposed merger.

     Mel S. Stonebraker, James M. Probst, Jeffrey T. Kates, Don A. Forte and Mark Pappas are nominated by management for election by the holders of the Company's Common Stock.

     Directors are elected by a majority of the votes cast by stockholders. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the stock for a substitute nominee or nominees designated by the Board of Directors.

     The Board unanimously recommends stockholders vote to elect each of the nominees.

     Background information on the nominees appears below:

                             NOMINEES FOR ELECTION

     Mel S. Stonebraker - Mr. Stonebraker, 47, a co-founder of the Company, has been an officer and director of the Company since its incorporation in 1994 and is currently Chairman of the Board and Secretary. From 1983 to 1994, Mr.

Stonebraker was International Business Development Manager for Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. In that position, he was responsible for corporate activities throughout the Pacific Rim countries. He was a resident in Singapore from 1984 to 1989. Mr. Stonebraker received a B.A. degree from the University of Colorado in 1977 and a Masters of International Administration from the American Graduate School for International Management (Thunderbird) in 1983.

     James M. Probst - Mr. Probst, 40, a co-founder of the Company, has been an officer and Director of the Company since February 1995 and is currently Chief Executive Officer, President and a Director. From 1986 to 1995, Mr. Probst was employed by Schuller International Corporation, a wholly owned subsidiary of Manville Corporation. During that time, Mr. Probst held several positions ranging from research and development Engineer to Business Manager of a unit with approximately $30 million in revenues. Mr. Probst received a B.S. degree in Mechanical Engineering from the University of Colorado, Denver in 1986 and an M.B.A. from the University of Denver in 1990.

     Jeffrey T. Kates - Mr. Kates, 37, became a director of the Company in May 1997. From August 1996 to the present, Mr. Kates has been the Chief Operating Officer of Plastics Research Corp. a firm with annual revenues of $35 million. From October 1994 to August 1996, Mr. Kates was President and a director of Harloc Incorporated, a subsidiary of the Tesa Group in Irun, Spain, which attained annual revenues of $150 million. Mr. Kates received a B.S. degree in Agricultural Engineering from the University of Illinois in 1984 and an M.B.A. from the University of Denver in 1988.

     Don A. Forte - Mr. Forte, 50, became a director of the Company in June 1997. For the past 25 years, Mr. Forte has been employed by Johns Manville (JM) a leading manufacturer of building products. Mr. Forte has held numerous positions in his career with JM. His present position is Vice President of manufacturing and Engineering for the Insulation Group. Mr. Forte is currently responsible for 16 manufacturing plants located in North America which manufacture fiberglass insulation products for residential and commercial applications. Prior to this assignment, Mr. Forte was Vice President and General Manager of JM's Filtration Division. The Filtration Division manufactures products in four U.S. plant locations and distributes to customers worldwide. Mr. Forte received his B.S. degree from Northern Illinois University in 1970 and an M.B.A. degree from Xavier University in 1982.

     Mark A. Pappas - Mr. Pappas, 37, became a director of Coyote in March 1998. Mr. Pappas is the President of Paragon Management Group, Inc., a private investment management firm located in Fort Worth, Texas. Prior to the formation of Paragon Management Group, Inc. in June 1997, Mr. Pappas was employed in the field of public accounting, five years as President of Pappas & Company, P.C., CPAs and two years with the national accounting firm of Ernst & Young LLP. Mr. Pappas also spent several years as the Chief Financial Officer of a national home building company. Mr. Pappas received a B.B.A. degree in Accounting from the University of Texas, Arlington in 1983 and has been a licensed Certified Public Accountant in the State of Texas since 1985.

                       BOARD OF DIRECTORS AND COMMITTEES

     The Board currently has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee, the functions of such a committee are performed by the Board of Directors. There were five meetings of the Board of Directors during the last fiscal year. Each director attended all meetings of the Board of Directors and committees on which he served.

     The Compensation Committee makes recommendations to the Board with respect to compensation of management employees, including the Chief Executive Officer,
and oversees the administration of executive compensation programs.   The
Compensation Committee also administers plans and programs relating to stock options, pension and other retirement plans, employees' benefits, incentives and compensation and determines the eligibility and levels of participation under Coyote's 1997 Stock Option Plan (the "1997 Plan") and Coyote's 1998 Stock Option Plan (the "1998 Plan"). There were four meetings of the Compensation Committee during the last fiscal year. Messrs. Kates, Stonebraker and Pappas are the current members of the Company's Compensation Committee.

     The Audit Committee reviews and makes recommendations to the Board regarding services provided by the independent accountants, reviews with the independent accountants the scope and results of their annual audit of the Company's consolidated financial statements and any recommendations they may have, and makes recommendations to the Board with respect to the engagement or discharge of the independent accountants. The Audit Committee also reviews the Company's procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and the Company's internal procedures with respect to maintaining books and records, the adequacy and implementation of internal auditing, accounting and financial controls, and Coyote's policies concerning financial reporting and business practices. The Audit committee met in January 1999. Messrs. Kates, Pappas and Probst are the current members of the Company's Audit Committee.

                   DIRECTOR COMPENSATION AND RETIREMENT PLAN

        Messrs. Stonebraker and Probst do not receive additional compensation for their services as directors. Outside directors, Don A. Forte, Jeffrey T. Kates and Mark A. Pappas are compensated in stock options under Coyote's 1997 Plan and 1998 Plan and reimbursed for travel and other reasonable out-of-pocket expenses incurred in attending Board and committee meetings. During the fiscal year ended December 31, 1998, each of Don A. Forte and Jeffrey T. Kates received 10,000 stock options with an exercise price of $4.375. During the fiscal year ended December 31, 1998, Mark A. Pappas received 35,000 stock options with an exercise price of $5.375 .

                STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of the Company's Common Stock beneficially owned, as of March 10, 1998, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of the Company's Common Stock, (ii) each of the nominees for director, (iii) each executive officer listed in the Summary Compensation Table below ("Named Officers"), and (iv) all nominees, Named Officers, and other executive officers as a group.

Name and Address                                             Shares Beneficially          Percent
of Beneficial Owner                                               Owned (1)             Of Class (1)
-------------------                                          -------------------        ------------
Mel S. Stonebraker                                            1,460,000(2) (3)               25.3%
  2291 Arapahoe Avenue
  Boulder, CO 80302
James M. Probst                                               1,200,100(2) (3)               20.8%
  2291 Arapahoe Avenue
  Boulder, CO 80302
Jeffrey T. Kates                                                 12,266(3)                     *
  3200 Robert T. Longway Blvd.
  Flint, MI 48506
Don A. Forte                                                     13,874(3)                     *
  717 Seventeenth Street
  Denver, CO 80202
Mark Pappas                                                   1,207,692(4)                   20.9%
  307 W. Seventh Street, Suite 1210
  Fort Worth, Texas  76102
John Paul McNeill                                                20,000(3)                     *
  2291 Arapahoe Avenue
  Boulder, CO 80302
James Pfeil                                                      20,000(3)                     *
  2291 Arapahoe Avenue
  Boulder, CO 80302
All directors and executive officers as a group (7 persons)   3,933,932                      68.1%

---------

* Less than 1%

(1) A person is considered to beneficially own any shares: (a) over which such person exercises sole or shared voting or investment power, or (b) of which such person has the right to acquire beneficial ownership at any time within 60 days (i.e., through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.

(2) 1,430,000 of the shares beneficially owned by Mr. Stonebraker and 1,270,000 of the shares beneficially owned by Mr. Probst are pledged to Paragon Coyote Texas Ltd. as collateral for a loan made to Coyote in March 1998.

(3) These amounts include the right to acquire, pursuant to the exercise of stock options, within 60 days after March 10, 1999, the following numbers of shares: 30,000 shares each for Mr. Stonebraker and Mr. Probst, 11,666 shares each for Mr. Kates and Mr. Forte and 20,000 shares each for Mr. McNeill and Mr. Pfeil.

(4) Represents 685,953 shares owned by Paragon and an option to purchase 521,739 shares of common stock which are currently owned by a third party. Mr. Pappas is the President of Paragon Management Group, Inc., the sole general partner of Paragon. Because of that position, Mr. Pappas may, pursuant to Rule 13d-3, be deemed to be the beneficial owner of the shares. Mr. Pappas disclaims beneficial ownership of these shares. Power to vote these shares is exercised through Paragon Management Group, Inc.

                          RELATED PARTY TRANSACTIONS

    On February 2, 1999, the Board of Directors of the Company and of Royal Precision, Inc. ("RP") entered into an Agreement and Plan of Merger, as amended and restated. The merger is structured so that Coyote will be the surviving company and RP will become a wholly-owned subsidiary of the Coyote. On March 4, 1999, the Company and RP filed a preliminary Joint Proxy Statement/Prospectus on Form S-4 regarding the Agreement and Plan of Merger. In considering the recommendation of the RP Board of Directors with respect to the Merger Agreement, and the recommendation of the Coyote Board of Directors with regard to the amendment of Coyote's Amended and Restated Articles of Incorporation and the creation and issuance of the Series C Preferred Stock in connection with the merger, RP and Coyote stockholders should be aware that certain stockholders, directors and members of the management of RP and certain stockholders, directors and members of the management of Coyote have interests in the merger and the related transactions which are different from, and in addition to, the interests of stockholders of RP, generally, or of stockholders of Coyote, generally, as the case may be.

    Following the Annual Meeting, the Company will hold a Special Meeting of Stockholders of the Company to vote on the issuance of shares in connection with the proposed merger. If the merger is approved and completed, the Board of the Company will be reconstituted without a stockholder vote pursuant to the Merger Agreement and the Company's Bylaws.

    Mr. Probst, Mr. Stonebraker and Paragon entered into a stockholder agreement and as of the effective date of the merger pursuant to which the parties thereto will have the ability to designate certain nominees for election as directors of Coyote. Pursuant to the stockholder agreement, Messrs. Probst and Stonebraker and Paragon will have the right to designate four persons to serve as directors of Coyote. Pursuant to the stockholder agreement, certain Board Members of RP will have the right to designate an additional four persons to serve as directors of Coyote. Collectively, the parties to the stockholder agreements will control a majority of the outstanding Coyote voting securities on the effective date of the merger and, as a result, as of the effective date of the merger, will have the ability to elect all of the directors of Coyote. The stockholder agreement will terminate five years after the effective date of the merger.

    As of March 19, 1998, Coyote entered into a $6,000,000 Promissory Note (the "Note") and Loan Agreement, as amended December 30, 1998, (the "Loan Agreement") with Paragon Coyote Texas Ltd. ("Paragon Ltd."). Paragon Ltd. is an unrelated third party to Coyote, although as a condition of the Loan Agreement, the Coyote Board of Directors appointed Mr. Mark Pappas, the president and the general partner of Paragon Ltd., to the Company's Board of Directors, a capacity in which he currently serves. In the ordinary course of business, this loan is due September 19, 1999. Interest is payable quarterly at an interest rate of 12% per year. The consummation of the Merger would cause the Note to be due immediately.

    Under the Loan Agreement, Coyote issued Paragon Ltd. 163,265 shares of Coyote common stock as of March 19, 1998, which represented $1,000,000 divided by the closing price of the common stock on the Nasdaq Small Cap Market on the day immediately preceding the closing of the loan. The Loan Agreement provides that the Company shall issue to Paragon Ltd. such additional number of shares of Coyote common stock, as are necessary to make the aggregate value of all shares of common stock issued equal $1,000,000 on March 19, 1999, which was subsequently amended to December 30, 1998, upon maturity of the loan and upon the prepayment of the loan. Pursuant to this formula, and based on a December 29, 1998 closing price of the common stock on the Nasdaq Small Cap Market of $3.25 per share, Coyote issued Paragon Ltd. an additional 144,427 shares of the Company's common stock effective December 30, 1998. The Company may be required to issue paragon additional shares of common stock at the maturity date (September 19, 1999) or on any date that the Note is prepaid in full prior to the maturity date.

    The Loan Agreement provides that the Note is secured by 1,430,000 shares of the Company's common stock owned by Mel Stonebraker, Director, and by 1,170,000 shares of Coyote's common stock owned by James Probst, President and Chief Executive Officer. Under the Loan Agreement, Messrs. Stonebraker and Probst retain the power to vote their shares of Coyote common stock as long as Coyote is not in default under the Loan Agreement.

    In October 1998, the Company issued 378,261 shares of common stock to Paragon for consulting services to be rendered over a ten-year period.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10 percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with.

                            EXECUTIVE COMPENSATION

    The following table discloses compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and to the Company's Secretary, who prior to August 1, 1998 was the Company's Chief Executive Officer . No other executive officer of the Company received salary and bonus in excess of $100,000 during the year ended December 31, 1998 (the "Named Executive Officer") and the two preceding years.

                          SUMMARY COMPENSATION TABLE

                                                                                                     Long Term
                                       Annual Compensation                                       Compensation Awards
                                       -------------------                                       -------------------

                                                                             Other Annual       Securities Underlying
Name and Principal Position      Year       Salary ($)       Bonus ($)       Compensation          Options/SARs (#)
---------------------------      ----       ----------       ---------       ------------       ---------------------

James M. Probst (2)              1998        132,500          25,000          9,000 (1)               45,000
  Chief Executive Officer

Mel S. Stonebraker               1998        150,000          25,000          9,000 (1)               45,000
  Secretary                      1997        117,000            -0-           9,000 (1)               45,000
                                 1996        115,000            -0-           7,000 (1)                 -0-


------------
(1)  Includes annual cost of company car and life insurance.

(2) Mr. Probst was elected Chief Executive Officer by the Board of Directors on August 1, 1998. Prior to his election, Mr. Stonebraker was the Chief Executive Officer.

Coyote's 1997 Plan
------------------

        Coyote's 1997 Plan was adopted by the Coyote Board of Directors and stockholders on June 10, 1997. The Plan provided for the grant of options to purchase 500,000 shares. The Plan was amended by the Board of Directors and approved by a majority of the stockholders on February 10, 1998. The amendment provided for a total of 1,000,000 shares under the 1997 Plan. The shares of Coyote's common stock are intended to qualify as either incentive stock options within the meaning of Section 422 of the Internal Revenue Code ("Incentive Stock Options") or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are employees (including officers of Coyote or its subsidiaries), or, in the case of Nonstatutory Stock Options, are employees (including officers of the Company or its subsidiaries), non-employee directors or consultants of Coyote. As of March 18, 1999, 570,000 Incentive Stock Options and 130,000 Nonstatutory Stock Options had been granted under the 1997 Plan.

        The 1997 Plan is administered by the Coyote Compensation Committee of the Board of Directors. The Coyote Compensation Committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

Coyote's 1998 Plan
------------------

        Coyote's 1998 Plan was adopted by the Coyote Board of Directors and stockholders on March 10, 1998. The Plan provides for the grant of options to purchase up to 1,000,000 shares of Coyote's common stock that are intended to qualify as either Incentive Stock Options or as Nonstatutory Stock Options. Options to purchase shares may be granted under the Plan to persons who, in the case of Incentive Stock Options, are employees (including officers of Coyote or its subsidiaries), or, in the case of Nonstatutory Stock Options, are employees (including officers of Coyote or its subsidiaries), non-employee directors or consultants of Coyote. As of March 18, 1999, 152,500 options had been granted under the 1998 Plan.

        The 1998 Plan is administered by the Coyote Compensation Committee of the Board of Directors. The Coyote Compensation Committee has full discretionary authority, subject to certain restrictions, to determine the number of shares for which Incentive Stock Options and Nonstatutory Stock Options may be granted and the individuals to whom, and the times at which, and the exercise prices for which options will be granted.

        The following table presents information concerning individual grants of options to purchase common stock made during the fiscal year ended December 31, 1998, to the Chief Executive Officer and the Named Executive Officers.

           OPTION GRANTS IN THE FISCAL YEAR ENDED DECEMBER 31, 1998



                                         % of Total
                                       Options Granted       Exercise or
                          Options       to Employees          Base Price           Expiration
     Name                 Granted      in Fiscal Year         ($/Share)               Date
     ----                 -------      ---------------       -----------           ----------

James M. Probst           45,000            11.4                $4.375               2/10/05

Mel S. Stonebraker        45,000            11.4                $4.375               2/10/05

------------

              AGGREGATE OPTION EXERCISES IN THE FISCAL YEAR ENDED
              DECEMBER 31, 1998 AND FISCAL YEAR-END OPTION VALUES




                                                                                           Value of Unexercised
                                                      Number of Unexercised                   In-the Money
                         Shares                     Options at Fiscal Year-End        Options at Fiscal Year-End (1)
                        Acquired       Value      --------------------------------    -------------------------------
        Name           on Exercise    Realized    Exercisable        Unexercisable    Exercisable       Unexercisable
--------------------  --------------  --------    -----------        -------------    -----------       -------------
James M. Probst           -0-           -0-         15,000               75,000           -0-                -0-

Mel S. Stonebraker        -0-           -0-         15,000               75,000           -0-                -0-


------------

(1) Based on a fair market value as of December 31, 1998 of $3.375 per share. Values are stated on a pre-tax basis.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee"), subject to the approval of the Board of Directors, determines the compensation of the Company's executive officers, including the Chief Executive Officer, and oversees the administration of executive compensation programs.

EXECUTIVE COMPENSATION POLICIES AND PROGRAMS

        The Company's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareholder returns by achieving both short and long-term strategic Company goals. The programs link each executive's compensation directly to individual and Company performance. A significant portion of each executive's total compensation is variable and dependent upon the attainment of strategic and financial goals, individual performance objectives, and the appreciation in value of the Common Stock.

        There are three basic components to the Company's "pay for performance" system: base pay; annual incentive bonus; and long-term, equity-based incentive compensation. Each component is addressed in the context of individual and Company performance, competitive conditions and equity among employees. In determining competitive compensation levels, the Company analyzes information from several independent sources which include information regarding the general industry as well as other sporting goods companies.

BASE PAY

        Base pay is designed to be competitive, although conservative as compared to salary levels for equivalent executive positions at other comparable companies. The executive's actual salary within this competitive framework will vary based on responsibilities, experience, leadership, potential future contribution, and demonstrated individual performance. The types and relative importance of specific financial and other business objectives vary among the Company's executives depending on their positions and the particular operations or functions for which they are responsible. The Company's philosophy and practice is to place a relatively greater emphasis on the incentive components of compensation.

ANNUAL INCENTIVE BONUS

        Each executive is eligible to receive an annual cash bonus. The "target" level for that bonus, like the base salary level, is set with reference to Company-wide bonus programs, as well as competitive conditions. These target levels are intended to motivate the Company's executives by providing substantial bonus payments for the achievement of financial goals within the Company's business plan. An executive receives a percentage of his or her target bonus depending on the extent to which the Company achieves goals set by the Compensation Committee and the Board.

LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION

     The long-term equity-based compensation program is tied directly to stockholder return. Under the current program, long-term incentive compensation consists of stock options, which vest equally over three years after grant. Stock options are awarded with an exercise price equal to the fair market value of the Common Stock on the date of grant. Accordingly, the executive is rewarded only if the market price of the Common Stock appreciates. Since options vest over time the Company periodically grants new options to provide continuing incentives for future performance. The size of previous grants and the number of options held are considered by the Compensation Committee, but are not entirely determinative of future grants. Like base pay, the grant is set with regard to competitive considerations, and each individual's actual grant is based upon individual performance measured against the criteria described in the preceding paragraphs and the executive's potential for future contributions.

     Stock options are designed to align the interests of the Company's executives with those of stockholders by encouraging executives to enhance the value of the Company and, hence, the price of the Common Stock and stockholders' return. In addition, through deferred vesting, this component of the compensation system is designed to create an incentive for the individual executive to remain with the Company.

OTHER PLANS

     The Company maintains three 401(k) retirement plans, a defined contribution and a defined benefit plan with the UK entities.

     Under the 401(k) retirement plans, the Company contributes up to 3.5% of each employees' earnings for pre-tax amounts deferred into the plan. The employer's contribution vests 20% after three years of service, 50% after four
years of service and  100% after five years of service.   Under the defined
contribution plan, the Company contributes up to 6.0% of each employee's earnings as contribution for pre-tax amounts deferred into the plan.

     The defined benefit plan is closed to any new members and was carried over from the previous owner of Apollo Sports Technologies and Reynolds Cycle Technologies. The Company's contributions are calculated by an independent qualified actuary on the basis of initial actuarial assessment as of the commencement date, based on the participants' years of service and projected salary upon retirement.

ANNUAL REVIEWS

     Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareholder value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in the compensation programs for the following year. In conducting the annual review, the Committee considers information provided by the Company and uses surveys and independent reports.

     Each year, the Committee, with the Chief Executive Officer, reviews the individual performance of each of the five most highly compensated executive officers, including the Chief Executive Officer, and the Chief Executive's recommendations with respect to the appropriate compensation levels and awards. The Committee sets performance and bonus targets and makes stock option grants. The Committee makes recommendations to the Board of Directors for final approval of all other compensation matters.

CHIEF EXECUTIVE OFFICER

On August 1, 1998, Mr. Probst was elected Chief Executive Officer by the Board of Directors. Mr. Stonebraker had been Chief Executive Officer of the Company prior to Mr. Probst's election and now serves as Secretary of the Company. Both Mr. Probst and Mr. Stonebraker have employment agreements which expire on May 31, 2000. Mr. Probst received a raise in salary to $145,000 upon election as the Chief Executive Officer. Mr. Stonebraker, as defined by his employment agreement, is paid an annual salary of $150,000. In the future, Mr. Probst's salary will be based on performance and will be decided by the Compensation Committee.

---------

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

        Coyote has entered into employment agreements with Mr. Stonebraker and Mr. Probst expiring on May 31, 2000, pursuant to which they are employed as officers of Coyote. The agreements automatically renew for additional two-year periods unless either party notifies the other party that it does not intend to renew the agreements. The employment agreements provide for employment of Mr. Stonebraker and Mr. Probst on a full-time basis at an annual salary of $150,000 and $125,000, respectively, beginning September 1, 1997. Mr. Probst's annual salary was increased to $145,000 on August 1, 1998 with his appointment as CEO of Coyote. The officers are entitled to receive a bonus based on certain objectives to be established by the Board of Directors and incentive stock options to purchase 45,000 shares, expiring seven years from February 10, 1998 at $4.375 per share. The options vest over a three year period if Coyote achieves 90% of its targeted earnings before deduction of interest and taxes. In February 1998, the Board of Directors approved a waiver of the specified 90% earnings target.

        Mr. Stonebraker and Mr. Probst may be terminated by Coyote for cause, which is defined as excessive unauthorized absenteeism, actual fraud or material acts of dishonesty, destruction of material Coyote's property; willful disclosure of Coyote's proprietary information, or a material violation of internal controls or procedures. If the officers voluntarily terminate prior to the end of the original contract term, they are required to reimburse Coyote up to $62,500, on a pro-rata basis depending on the date of termination. If Coyote terminates Mr. Stonebraker or Mr. Probst without cause, the terminated officer is entitled to 18 months' salary as a severance payment. If termination without cause occurs after the end of the original contract term, the terminated officer is entitled to 12 months' salary. The employment agreements provide that the officers may not compete with Coyote for a period of the greater of (i) nine months subsequent to this termination date, or (ii) the severance pay period. The officers also have a change of control agreement with Coyote pursuant to which they are entitled to a continuation of salary benefits for 24 months if employment is terminated by Coyote without cause or for good reason (such as a reduction in his compensation) within two years after a change of control.

        Additionally, Coyote has entered into employment agreements with Mr. McNeill and Mr. Pfeil, expiring on December 31, 1999, pursuant to which Mr. McNeill is employed as Chief Financial Officer and Mr. Pfeil as an officer of Coyote. Both agreements automatically renew for additional one-year periods unless either party notifies the other party that it does not intend to renew the agreement. The employment agreements provide for employment on a full-time basis at an annual salary of $96,000. Mr. McNeill and Mr. Pfeil are entitled to receive a bonus and stock options based on certain objectives determined by the Board of Directors. Mr. McNeill or Mr. Pfeil may be terminated by Coyote for cause, which is defined as excessive unauthorized absenteeism, actual fraud or material acts of dishonesty, destruction of material Coyote property; willful disclosure of Coyote's proprietary information, or a material violation of internal controls or procedures. If terminated without cause, Mr. McNeill or Mr. Pfeil are entitled to 6 months salary. The employment agreements provide that Mr. McNeill and Mr. Pfeil may not compete with Coyote for a period of the greater of (i) nine months subsequent to his termination date, or (ii) the severance pay period. Mr. McNeill and Mr. Pfeil also have a change of control agreement with Coyote pursuant to which they are entitled to a continuation of salary benefits for 24 months if employment is terminated by Coyote without cause or by Mr. McNeill or Mr. Pfeil for good reason (such as a reduction in compensation) within two years after a change of control.

                             STOCKHOLDER PROPOSALS

        A proposal by a stockholder for inclusion in the Company's proxy statement and form of proxy for the Company's next annual meeting of stockholders must be received by Coyote Sports, Inc. at the Company's principal executive offices not later than November 30, 1999. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

        Under the rules promulgated by the Securities and Exchange Commission, stockholder proposals not included in the Company's proxy materials for its 2000 Annual Meeting of Stockholders in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended, will be considered untimely if notice thereof is received by the Company after February 25, 2000. Management will be authorized to exercise discretionary voting authority with respect to any stockholder proposal not included in the Company's proxy materials for the 2000 Annual Meeting of Stockholders unless the Company receives notice thereof by February 25, 2000, and the conditions set forth in Rule 14a-4(c)(2)(i) - (iii) under the Exchange Act of 1934 are met.

                                 OTHER MATTERS

        As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.

        A COPY OF COYOTE SPORTS' 1998 ANNUAL REPORT AND FORM 10-KSB FOR 1998 WILL BE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON REQUEST TO: INVESTOR RELATIONS SERVICES, INC., 490 N. CAUSEWAY, NEW SMYRNA BEACH, FLORIDA 32169.

PROXY CARD                    COYOTE SPORTS, INC.                     PROXY CARD
                              ------------------
              SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 1999

         The undersigned hereby constitutes, appoints and authorizes Mel Stonebraker or Jim Probst, the true and lawful attorney and Proxy of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all of the undersigned's shares of the $0.001 par value common stock of Coyote Sports, Inc., a Nevada corporation, at the Annual Meeting of Stockholders to be held at Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, CO 80302 at 10:00 a.m., Mountain Daylight Time, on May 15, 1999, and at any and all adjournments thereof, for the following purposes:

         1. To elect five (5) Directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified:

           [ ] For all nominees listed below (except as marked to the contrary):

           Mel S. Stonebraker,   James M. Probst,  Jeffrey T. Kates,

                         Don A. Forte,   Mark Pappas


         (INSTRUCTION: To withhold authority to vote for any individual nominee, draw a line through or otherwise strike out his or her name. If authority to vote for the election of any nominee is not withheld, the execution of the Proxy Card shall be deemed to grant such authority.)

         2. To transact such other business as may properly come before the meeting, or any adjournment thereof.

                     [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

(Continued on reverse side.)

        The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorneys and Proxies may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF Stockholders TO THE UNDERSIGNED.

        The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement furnished herewith.


                                Dated: _________________________________, 1999

                                ________________________________________________

                                ________________________________________________
                                         Signature(s) of Shareholder(s)

                                Signature(s) should agree with the name(s) shown hereof. Executors, administrators, trustees, guardians and attorneys should indicate when signing. Attorneys should submit powers of attorney.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COYOTE SPORTS, INC. PLEASE SIGN AND RETURN THIS PROXY TO THE COMPANY. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.